As filed with the Securities and Exchange Commission on February 1, 2019

Registration No. 333-114897

Registration No. 333-118771

Registration No. 333-160867

Registration No. 333-222443

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Post-Effective Amendment No. 1 to:

Form S-8 Registration Statement No. 333-114897

Form S-8 Registration Statement No. 333-118771

Form S-8 Registration Statement No. 333-160867

Form S-8 Registration Statement No. 333-222443

UNDER

THE SECURITIES ACT OF 1933

ACCESS NATIONAL CORPORATION

(Exact name of registrant as specified in its charter)

Virginia	82-0545425
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1800 Robert Fulton Drive, Suite 300

Reston, Virginia 20191

(Address of Principal Executive Offices) (Zip Code)

Access National Corporation 1999 Stock Option Plan (as restated effective April 22, 2003)

Access National Corporation Profit Sharing Plan (as restated april 1, 2017)

Access National Corporation 2009 Stock Option Plan

Access National Corporation 2017 Equity Compensation Plan

(Full title of the plans)

Rachael R. Lape, Esq.

Senior Vice President, General Counsel and Corporate Secretary

Union Bankshares Corporation

1051 East Cary Street, Suite 1200

Richmond, Virginia 23219

(Name and address of agent for service)

(804) 633-5031

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☒

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging Growth Company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

EXPLANATORY NOTE

DEREGISTRATION OF SECURITIES

Access National Corporation (the “Company”) is filing these post-effective amendments to the following registration statements (each, a “Registration Statement,” and together, the “Registration Statements”) filed by the Company with the Securities and Exchange Commission (“SEC”) to deregister all shares of common stock, par value $0.835 per share, of the Company (the “Common Stock”) and plan interests, as applicable, that had been registered for issuance under the Registration Statements and that remain unsold thereunder:

(1)	Registration Statement on Form S-8 (No. 333-114897), which was filed with the SEC on April 27, 2004 to register 975,000 shares of Common Stock reserved for future issuance under the Access National Corporation 1999 Stock Option Plan (As Restated Effective April 22, 2003);

(2)	Registration Statement on Form S-8 (No. 333-118771), which was filed with the SEC on September 2, 2004 to register 250,000 shares of Common Stock and an indeterminate amount of plan interests reserved for future issuance under the Access National Corporation Profit Sharing Plan (as restated April 1, 2017) (the “Access Profit Sharing Plan”);

(3)	Registration Statement on Form S-8 (No. 333-160867), which was filed with the SEC on July 29, 2009 to register 975,000 shares of Common Stock reserved for future issuance under the Access National Corporation 2009 Stock Option Plan; and

(4)	Registration Statement on Form S-8 (No. 333-222443), which was filed with the SEC on January 5, 2018 to register 1,500,000 shares of Common Stock reserved for future issuance under the Access National Corporation 2017 Equity Compensation Plan.

On December 23, 2005, the Company issued a 2 for 1 stock split. The authorized shares of Common Stock increased from 30,000,000 to 60,000,000 and par value decreased from $1.67 to $0.835 per share. The share amounts listed above for Registration Statements No. 333-114897 and No. 333-118771 are presented on a pre-split basis and do not reflect the stock split.

Pursuant to the Agreement and Plan of Reorganization, dated as of October 4, 2018, as amended on December 7, 2018, between the Company and Union Bankshares Corporation (“Union”), effective on February 1, 2019, the Company merged with and into Union (the “Merger”), with Union as the surviving corporation and successor-by-merger to the plan sponsor of the Access Profit Sharing Plan.

In connection with the Merger, the Company has terminated all offers and sales of its securities registered pursuant to its existing registration statements under the Securities Act of 1933, as amended, including the Registration Statements. In accordance with undertakings made by the Company to remove from registration, by means of a post-effective amendment, any of the securities which remain unsold at the termination of the offerings, the Company hereby removes from registration any and all securities registered but unsold under the Registration Statements as of the date hereof.

SIGNATURES

The Company. Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these post-effective amendments to its Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on February 1, 2019.

UNION BANKSHARES CORPORATION, as successor-by-merger to Access National Corporation

By:	/s/ Robert M. Gorman
Name:	Robert M. Gorman
Title:	Executive Vice President and Chief Financial Officer

The Access Profit Sharing Plan. Pursuant to the requirements of the Securities Act of 1933, the Access Profit Sharing Plan has duly caused this post-effective amendment with respect to the Access Profit Sharing Plan Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, Commonwealth of Virginia, on February 1, 2019.

Access National Corporation Profit Sharing Plan (As Restated April 1, 2017)

By:	Union Bankshares Corporation, as successor-by-merger to Access National Corporation, Plan Sponsor

By:	/s/ Robert M. Gorman
Robert M. Gorman
Executive Vice President and Chief Financial Officer